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                                                                     Exhibit 1
                      Amendment No. 1 to Rights Agreement


          This Amendment No. 1 to Rights Agreement ("Amendment") dated as of December 3, 1996, by Willamette Industries, Inc., an Oregon corporation (the "Company");

          WHEREAS the Company is a party to that certain Rights Agreement dated as of February 26, 1990, between the Company and First Interstate Bank of Oregon, N.A., as Rights Agent (the "Rights Agreement"); and

          WHEREAS, the Company wishes to amend the Rights Agreement to permit ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") to serve as Rights Agent under the Rights Agreement, and to appoint ChaseMellon as Rights Agent;

          NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company amends the Rights Agreement as follows:

          1. The fifth sentence of Section 21 is hereby amended in its entirety to read as follows:

    "Any successor Rights Agent, whether appointed by the Company or by such a court, shall either be ChaseMellon Shareholder Services, L.L.C., or a corporation organized and doing business under the laws of the United States or the state of Oregon (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the state of Oregon), in good standing, having a principal office in the state of Oregon, which is authorized under such laws to exercise corporate trust or stock transfer powers and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least
    $50 million."

          2. ChaseMellon is appointed as Rights Agent and all references in the Rights Agreement to the Rights Agent shall mean ChaseMellon.

          In Witness Whereof, this Amendment has been duly executed as of the date first written above.

                               WILLAMETTE INDUSTRIES, INC.


                               By /s/J. A. Parsons
                                  J. A. Parsons
                                  Executive Vice President and Chief Financial
                                  Officer, Secretary and Treasurer


            ChaseMellon Shareholder Services, L.L.C., hereby accepts appointment as Rights Agent under the Rights Agreement dated as of February 26, 1990, between Willamette Industries, Inc., and First Interstate Bank of Oregon, N.A., as Rights Agent, and assumes all of the duties and obligations of the Rights Agent under such Rights Agreement.

                                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                    By /s/Dennis Treibel
                                       Dennis Treibel
                                       Assistant Vice President